EXHIBITS TO BE FILED BY EDGAR


   Exhibits:

             B-2(b)    -    Forms of New Letters of Representa-
                            tion.

             D-2(c)    -    Copy   of   Order   of  the   PaPUC
                            registering   Met-Ed's   Securities
                            Certificate.

             D-3(c)    -    Copy of Order of  PaPUC registering
                            Penelec's Securities Certificate.
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